Exhibit (23) * to Report
On Form 10-K for Fiscal
Year Ended June 30, 2001
By Parker-Hannifin Corporation

Consent of Independent Accountants

*Numbered in accordance with Item 601 of Regulation S-K

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement Forms S-3 (No. 333-47955, 333-02761, and 333-96453) and Forms S-8 (No. 33-53193, 33-43938, 2-66732, 333-95477 and 333-34542) of Parker-Hannifin Corporation of our report dated July 27, 2001 relating to the consolidated financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated July 27, 2001 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio
September 27, 2001